                                                                    EXHIBIT 23.1

The Board of Directors
Liberty Digital, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Liberty Digital, Inc. (formerly TCI Music, Inc.) and subsidiaries of our report dated February 23, 2000, with respect to the consolidated balance sheets of Liberty Digital, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity (deficit) and cash flows for the ten months ended December 31, 1999, the two months ended February 28, 1999, the year ended December 31, 1998 and the six months ended December 31, 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity (deficit) and cash flows of DMX, LLC and subsidiaries (Predecessor) for the nine months ended June 30, 1997, which report appears in the Annual Report (Form 10-K) of Liberty Digital, Inc. for the year ended December 31, 1999. Effective March 9, 1999, AT&T Corp. acquired Tele-Communications, Inc., the parent company of Liberty Media Corporation (which is the parent of Liberty Digital, Inc.), in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP

Los Angeles, California
June 29, 2000